IntelGenx Appoints André Godin as New Executive Vice-President and Chief Financial Officer

Saint Laurent, Quebec-(July 20, 2015) - IntelGenx Technologies Corp. (TSXV: IGX) (OTCQX: IGXT) (the "Company" or "IntelGenx") today announced that it entered into an employment agreement with André Godin, CPA, CA as Executive Vice-President and Chief Financial Officer effective August 24, 2015. The board has appointed Mr. Godin as Chief Financial Officer effective immediately.

The board of directors granted stock options to acquire 600,000 common shares under the 2006 Stock Option Plan to Mr. Godin as per his employment agreement. The options have an exercise price of US$0.58(CAD$ 0.75), vest over a period of two years at the rate of 25% every six months, and expire on July 20, 2020.

Mr. Godin has more than 25 years experience in the Biotech/Pharma industry. Most recently, he served as Interim CEO and CFO of Neptune Technologies and Bioresources Inc. and both of its subsidiaries Acasti and NeuroBioPharm. He started with Neptune in 2003 as Vice President, Administration and Finance and was named its Chief Financial Officer in 2008. Prior to joining Neptune, Mr. Godin was president of a dietary supplement corporation and a corporate controller for a pharmaceutical corporation in OTC products.

“André brings a wealth of experience in general and financial management to our team,” said Dr. Horst G. Zerbe, President and CEO of IntelGenx. “During his tenure as the CFO of a NASDAQ and TSX listed company, he raised in excess of $100 million. His vast experience with capital markets both in the United States and Canada will be a key factor in the company’s future growth. We are very fortunate to have found such a strong leader to join our team.”

Mr. Godin is a member of the Canadian Chartered Professional Accountants and the Canadian Institute of Chartered Accountants. He holds a Bachelor of Business Administration degree from Université du Québec à Montreal.

Mr. Godin will join Dr. Horst Zerbe for the upcoming investor update call of the company in the second week of August.

About IntelGenx:

IntelGenx is a drug delivery company focused on the development of oral controlled-release products as well as novel rapidly disintegrating delivery systems. IntelGenx uses its unique multiple layer delivery system to provide zero-order release of active drugs in the gastrointestinal tract. IntelGenx has also developed novel delivery technologies for the rapid delivery of pharmaceutically active substances in the oral cavity based on its experience with rapidly disintegrating films. IntelGenx' development pipeline includes products for the treatment of indications such as severe depression, hypertension, erectile dysfunction, migraine, insomnia, CNS indications, idiopathic pulmonary fibrosis, oncology and pain, as well as animal health products. More information is available about the company at www.intelgenx.com.

CONTACT:

Dr. Horst G. Zerbe,
President and CEO
horst@IntelGenx.com
T: +1 514-331-7440
F: +1 514-331-0436
www.intelgenx.com